Exhibit 99.1

For Immediate Release:

Cherokee Inc. Announces Acquisition of the “Tony Hawk®” and “Hawk®” Signature apparel brands and related Trademarks from Quiksilver, Inc.

SHERMAN OAKS, CA January 13, 2014 — Cherokee Inc. (NASDAQ:  CHKE), a global marketer of style-focused lifestyle brands, announced today that it has acquired the worldwide Tony Hawk® and Hawk® signature apparel brands from Quiksilver, Inc. for an all-cash purchase price of $19 million. The acquisition closed on January 10, 2014.

Tony Hawk, the most dominant athlete in skateboarding history, is the founder of Tony Hawk clothing which was originally sold to Quiksilver, Inc. in 2000.  The brand was, and will continue to be, exclusively licensed in the United States to Kohl’s Corporation with Tony Hawk clothing and accessories sold in 1,158 Kohl’s Department Stores and online.

Hawk was ranked the number-one vertical ramp skateboarder in the world every year from 1984 to 1996 and is best known for completing the first documented 900-degree aerial spin at the 1999 X Games. Over the past 12 years, the Tony Hawk Foundation has donated over $4.6 million to help create 537 skateparks throughout the U.S. Hawk continues to be the most prominent athlete bridging action sports with the consumer market, solidifying his legacy as the “Original Innovator” promoting “board” culture worldwide.

Tony Hawk commented on the recent acquisition, “I’ve been working closely with the Cherokee team and will continue to be actively involved in the brand’s development, connecting with fans and action sports enthusiasts worldwide.  I am very excited to be working with Cherokee and to continue the line’s successful relationship with Kohl’s while expanding our relationships globally.”

“The acquisition of the Tony Hawk signature apparel brand is a great way to start the New Year for Cherokee,” Henry Stupp, Cherokee’s Chief Executive Officer, noted.  “This is Cherokee’s third strategic acquisition in just over a year.  We identified the Tony Hawk brand for a variety of reasons including the opportunity to further expand into the department store and specialty channels of distribution globally. We expect the transaction to be immediately accretive and look forward to continuing to execute our long-term growth plan that seeks additional new markets for our existing brands; expands our product offerings with our current partners; and identifies additional lifestyle brands to add to our portfolio.”

Mr. Stupp continued, “The Tony Hawk brand fits perfectly into our strategy for the globalization of brands much like we have done for our namesake Cherokee brand and most recently with Liz Lange Maternity.  We’d like to welcome Tony and his over 5 million Facebook fans (https://www.facebook.com/TonyHawk), his more than 3.5 million Twitter followers (https://twitter.com/tonyhawk), his YouTube fans with over 20 million views (http://www.youtube.com/tonyhawk) and his more than 1 million Instagram followers (http://instagram.com/tonyhawk) to the Cherokee family of brands. We look forward to much success together.”

Financo acted as exclusive financial advisor to Cherokee Inc. in the transaction.

On January 10, 2014 in connection with the acquisition, Cherokee and JPMorgan Chase Bank entered into a credit agreement to finance the purchase of the Tony Hawk® and Hawk® signature apparel brands. The Company intends to file a Current Report on Form 8-K with the Securities and Exchange Commission with additional information regarding the terms of the acquisition, the agreement with Kohl’s and the credit agreement.

About Cherokee Inc.

Cherokee Inc. is a global marketer and manager of a portfolio of Fashion and Lifestyle brands including Cherokee®, Carole Little®, Liz Lange® and Sideout®, in multiple consumer product categories and sectors around the world. The Company has license agreements with premier retailers and manufacturers covering over 40 countries around the world including Target Stores (U.S. and Canada), Tesco (U.K., Ireland and certain Central European countries), RT-Mart (Peoples Republic of China), Pick ‘n Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India and certain Middle Eastern countries), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Eroski (Spain), Nishimatsuya (Japan), Magnit (Russia), Landmark Group’s Max Stores (certain Middle East and North Africa countries), and the TJX Companies (U.S., Canada and Europe).

Statements included within this news release may contain forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates,” “believes,” “expects,”“may,” “should,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding the financial impact of the acquisition of the Hawk brand and related assets) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the effect of global economic conditions, the financial condition of the apparel and retail industry, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Liz Lange, Completely Me, Tony Hawk, Sideout and Carole Little branded products, the Company’s dependence on Target for most of the Company’s revenues and the Company’s dependence on its key management personnel. The risks included here are not exhaustive. A further list and description of these risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K/A for Fiscal Year 2013, and in its periodic reports on Forms 10-Q and 8-K. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

For Further Information:

Cherokee Inc.

Jason Boling, CFO

818-908-9868

Investor Relations Inquiries:

Addo Communications

Kimberly Esterkin/Andrew Greenebaum

310-829-5400

Kohl’s Department Stores

Jen Johnson, Director of Public Relations

262-703-5241

jen.johnson@kohls.com

Media Inquiries Re: Tony Hawk

Sarah Hall Productions

Sarah Hall, President

212-529-1598